Exhibit 8.1

+44 20 7418 1300 davispolk.com	Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR

June 30, 2021

Roivant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London SW1Y 4LB

United Kingdom

Ladies and Gentlemen:

We have acted as counsel to Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), as to certain matters of United Kingdom tax law in connection with the Company’s Registration Statement on Form S-4 (File No. 333-256165) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the business combination that will be consummated pursuant to that certain Business Combination Agreement, dated as of May 1, 2021 (as it may be amended, supplemented or otherwise modified from time to time), by and among the Company, Montes Archimedes Acquisition Corp., a Delaware corporation and Rhine Merger Sub, Inc., a Delaware corporation.

We hereby confirm our opinion set forth under the caption “Material United Kingdom Tax Considerations”.

We express no opinion as to the laws of any jurisdiction other than the laws of England and Wales as applied by the English courts and on the generally published practice of HM Revenue & Customs, as at the date of this opinion. This opinion does not extend to (A) any law relating to tax made by the Scottish Parliament, the National Assembly for Wales or the Northern Irish Assembly, (B) any other law relating to any law so made, or (C) any practice relating to any such law, and we express no opinion on any such matters.

We hereby consent to the filing, as an exhibit to the Registration Statement, of this opinion, and further consent to the reference to our name under the caption “Legal Matters” in the proxy statement/prospectus, which is a part of the Registration Statement.

In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell London LLP

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